NRM INVESTMENT COMPANY
                                 (the "Company")

                           CODE OF ETHICS AS RESTATED

I. Legal Requirement.

     Rule 17j-1(b) under the Investment Company Act of 1940, as amended (the "1940 Act"), makes it unlawful for any officer or director of the Company, the investment advisor or any person affiliated with the Company or an Advisor, in connection with the purchase or sale, directly or indirectly, by such person of a security "Held or to be Acquired" by the Company:

          1. To employ any device, scheme or artifact to defraud the Company;

          2. To make to the Company any untrue statement of a material fact or omit to state to the Company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

          3. To engage in any act, practice, or course of business that operates or would operate as a fraud or deceit upon the Company; or

          4. To engage in any manipulative practice with respect to the Company's investment portfolios.

II. Purpose of the Code of Ethics.

     In compliance with general fiduciary rules and with amended Rule 17j-1 (c) under the Investment Company Act, the Company requires that its directors, officers and other employees, the directors, officers and other employees of the Company's investment advisor, and the directors, officers and other employees of its other Advisors will conduct their personal investment activities in accordance with (1) the duty at all times to place the interests of the Company's shareholders first, (2) the requirement that all personal securities transactions be conducted in a manner consistent with this Code of Ethics and in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility, and (3) the fundamental standard that Company, investment advisor and other Advisory personnel should not take inappropriate advantage of their positions.

     In view of the amendments to Rule 17j-1 effective October 29, 1999, the Company's Board of Directors has determined to restate in its entirety the Company's existing code of ethics and to adopt this Code of Ethics to limit or proscribe conduct for certain types of personal securities transactions that might involve conflicts of interest or an appearance of impropriety, and to establish reporting requirements and enforcement procedures consistent with the Rule amendments.

III. Definitions. The following two definitions of "Access Person" and "Advisory Person" are taken from the amended Rule. They are included for the purpose of alerting individuals affected by this Code to adhere to its provisions. As provided in "C" other definitions are contained in detail in the Rule and the individual or his counsel is directed thereto.

     A. An "Access Person" means: (1) each director (2) each officer, (3) each employee of (i) the Company (ii) any Company in a control relationship to the Company (iii) an Advisory Person, or (iv) the investment advisor, who in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Company or whose functions relate to the making of any recommendations with respect to such purchases or sales.

     B. An "Advisory Person" means a corporate or individual Access Person other than the directors, officers and other employees of the Company, persons or entities in a control relationship with the Company, or its investment advisor.

     C. Other definitions contained in amended Rule 17j-1 (a) as they relate to Access Persons, including Advisory Persons, or as they are otherwise applicable in this Code of Ethics are incorporated herein; they are identified herein by being in initial capitals.

IV. Policies of the Company Regarding Personal Securities Transactions.

A. General Policy.

     No Access Person of the Company shall engage in any act, practice or course of business that would violate the provisions of Rule 17j-1(b) set forth above, or in connection with any personal investment activity, engage in conduct inconsistent with this Code of Ethics. All affected Access Persons, to demonstrate compliance, shall file the reports provided in the Rule and in this Code.

B. Specific Policies.

     1. Restrictions on Personal Securities Transactions by Access Persons.

     a. No Access Person may buy or sell securities in an Initial Public Offering or Limited Public Offering for his personal portfolio or the portfolio of a member of his immediate family without obtaining written authorization from the Company's president or secretary/treasurer prior to effecting such security transaction. A written authorization for such security transaction will be provided by the president or secretary/treasurer to the person receiving the authorization (if granted) and to the Company's record-keeper to memorialize the authorization that was granted.

     Note: If an Access Person has questions as to whether purchasing or selling a security in an Initial Public Offering or a Limited Public Offering for his personal portfolio or the portfolio of a member of his immediate family requires prior authorization, the Access Person should consult the Company's President or secretary/treasurer for clearance or denial of clearance to trade prior to effecting any securities transactions.

     b. It is the Company's intent to establish a "blackout period" within which to limit an Access Person's trading in securities in which the Company holds or is considering holding a position. Accordingly, without obtaining written authorization from the Company's president or secretary/treasurer prior to effecting a security transaction, no Access Person, for his personal portfolio or the portfolio of a member of his immediate family, shall engage in the Purchase or Sale of a Covered Security within the most recent fifteen day period from the Company's
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acquisition or sale of a like security or from the last time a like security was being considered for purchase or sale by the Company.

     c. Pre-clearance approval under paragraphs (a) or (b) will expire at the close of business on the fifth trading day after the date on which the authorization is received, and the Access Person is required to renew clearance for the transaction if the trade is not completed before the authority expires.

V. Procedures.

     A. In order to provide the Company with information to enable it to determine with reasonable assurance whether the provisions of this Code are being observed by its Access Persons:

     1. Each Access Person of the Company (except an Advisory Person to the investment adviser who reports to the Investment Advisor) shall direct his broker to supply to the Company's president or secretary/treasurer, on a timely basis, duplicate copies of confirmations of all securities transactions in which the person has, or by reason of such transaction acquires any direct or indirect beneficial ownership(1) and copies of periodic statements for all securities accounts.

    2. Each Access Person of the Company (except an Advisory Person to the investment adviser who reports to the Investment Advisor) shall submit initial and annual reports to the Company's president or secretary/treasurer,



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(1) You will be treated as the "beneficial owner" of a security under this policy only if you have a direct or indirect pecuniary interest in the security.

     (a) A direct pecuniary interest is the opportunity, directly or indirectly, to profit, or to share the profit, from the transaction.

     (b) An indirect pecuniary interest is any non-direct financial interest, but is specifically defined in the rules to include securities held by members of your immediate family sharing the same household; securities held by a partnership of which you are a general partner; securities held by a trust of which you are the settlor if you can revoke the trust without the consent of another person, or a beneficiary if you have or share investment control with the trustees; and equity securities which may be acquired upon exercise of an option or other right, through conversion.

For interpretive guidance on this test, you should consult counsel.

showing all initial holdings the access person maintains individually, with a broker, dealer or bank; and shall submit reports showing yearly transactions in Covered Securities in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership.(2)

     3. The Company's president or secretary/treasurer shall notify each Access Person of the Company who may be required to make reports pursuant to this Code that such person is subject to this reporting requirement and shall deliver a copy of this Code to each such person.

     4. The Company's president or secretary/treasurer or his or their delegate shall review the reports received, and as appropriate compare the reports with the pre-clearance authorization received, and report to the Company's Board of
Directors:

     (a) with respect to any transaction that appears to evidence a possible violation of this Code; and

     (b) apparent violations of the reporting requirements stated herein.

     5. The Board shall consider the reports made to it hereunder and shall determine whether the policies established by the Rule and this Code have been complied with or violated, and if violated, what sanctions, if any, should be imposed on the violator, including but not limited to a letter of censure, suspension or termination of the employment of the violator, or the unwinding of the transaction and the disgorgement of any profits to the Company. The Board shall review the operation of this Code at least once a year.

     6. The Company's investment adviser shall adopt, maintain and enforce separate codes of ethics with respect to its personnel in compliance with amended Rule 17j-1 and Rule 204-2(a) of the Investment Advisers Act of 1940 or
Section 15 (f) of the Securities Exchange Act of 1934, as applicable, and shall forward to the Company's President and the Company's counsel copies of such code and all future amendments and modifications thereto.

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(2) See footnote 1 above.

     7. At each quarterly Board of Directors' meeting the investment adviser shall report to the Company's Board of Directors:

          (a) any reported securities transaction that occurred during the prior quarter that appears to have been inconsistent with the provisions of the code of ethics adopted by the Company's investment adviser; and

          (b) all disciplinary actions(3) taken in response to such violations.

     8. At least once a year, the Company's investment adviser shall provide to the Board a report which contains (a) a summary of existing procedures concerning personal investing by advisory persons and any changes in the procedures during the past year and (b) an evaluation of current compliance procedures and a report on any recommended changes in existing restrictions or procedures based upon the Company's experience under this Code, industry practices, or developments in applicable laws and regulations.

     9. This Code, the codes of the investment adviser, a copy of each report by an Access Person, any written report hereunder by the Company's investment adviser and lists of all persons required to make reports shall be preserved with the Company's records for the period required by amended Rule 17j-1. The Company shall keep all reports and lists sealed and marked "Confidential" to be disclosed only to the Company's president or secretary/treasurer or to authorized Securities and Exchange Commission personnel as required by law.

VI. Certification.

     Each Access Person will be required to certify annually that he has read and understood this Code of Ethics, and will abide by it. Each Access Person will further certify that he has disclosed or reported all personal securities transactions required to be disclosed or reported under this Code of Ethics.


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(3) Disciplinary action may include but is not limited to any action that has a material financial effect upon the individual involved, such as fining, suspending, or demoting an employee, imposing a substantial fine or requiring the disgorgement of profits.